Exhibit 99.1

Jack in the Box Inc. Reports First Quarter FY 2011 Earnings; Updates Guidance for FY 2011

SAN DIEGO--(BUSINESS WIRE)--February 23, 2011--Jack in the Box Inc. (NASDAQ: JACK) today reported net earnings of $32.4 million, or $0.61 per diluted share, for the first quarter ended Jan. 23, 2011, compared with net earnings of $24.2 million, or $0.43 per diluted share, for the first quarter of fiscal 2010.

Gains from refranchising contributed $0.34 per diluted share for the quarter as compared with approximately $0.11 per diluted share in the prior year quarter. Operating earnings per share, a non-GAAP measure which the company defines as diluted earnings per share on a GAAP basis less gains from refranchising, were $0.27 per diluted share compared with $0.32 per diluted share in the prior year quarter.

Increase (decrease) in same-store sales:

	16 Weeks Ended January 23, 2011	16 Weeks Ended January 17, 2010
Jack in the Box®:
Company	1.5%	(11.1%)
Franchise	0.9%	(11.3%)
System	1.1%	(11.2%)
Qdoba® System	6.4%	(1.7%)

Linda A. Lang, chairman, chief executive officer and president, said, “Jack in the Box company same-store sales increased 1.5 percent in the first quarter, driven primarily by transaction growth. California remained our strongest performing market. We believe the investments we have made around service consistency and making noticeable quality improvements to some of our core products are beginning to resonate with our guests. We remain focused on enhancing the entire guest experience, including the substantial completion of our restaurant re-imaging program system-wide, which is targeted by the end of 2011. We believe these actions will increase the customer appeal of the Jack in the Box brand and provide a catalyst for sales growth.

“Qdoba’s same-store sales momentum continued in the first quarter with an increase of 6.4 percent system-wide, driven largely by transaction growth as well as higher catering sales,” Lang said. “Subsequent to the end of the quarter, we acquired 20 franchised Qdoba restaurants in the Indianapolis area for approximately $21 million, consistent with our strategy to opportunistically acquire franchise markets where we believe there is continued opportunity for development as a company market.”

Consolidated restaurant operating margin was 12.6 percent of sales in the first quarter of 2011, compared with 14.3 percent of sales in the year-ago quarter.

Food and packaging costs were 80 basis points higher than prior year. Overall commodity costs were approximately 2.3 percent higher in the quarter, driven by higher costs for beef, cheese, pork, dairy and shortening. These increases were partially offset by lower costs for poultry, bakery and produce.

Payroll and employee benefits costs were 30.8 percent of restaurant sales versus 30.5 percent in the year-ago quarter, reflecting higher levels of staffing designed to improve the guest experience. In addition, an increase in workers’ compensation and other insurance costs negatively impacted payroll and employee benefits costs by approximately 10 basis points as compared to prior year.

Occupancy and other costs increased 60 basis points in the first quarter due primarily to higher rent expense as a percentage of sales resulting from a greater proportion of company-operated Qdoba restaurants versus the prior year. Additional costs relating to guest service initiatives, repairs and maintenance, and higher credit card fees reflecting an increase in usage were partially offset by lower utilities expense.

SG&A expense for the first quarter decreased by $3.8 million and was 10.1 percent of revenues compared with 10.4 percent last year. The decrease in SG&A was attributable primarily to the following:

  The company’s refranchising strategy and planned overhead reductions resulted in lower general and administrative costs of approximately $4.3 million.
  Advertising costs were $2.5 million lower, as the impact of refranchising was partially offset by higher advertising expense for Qdoba due to timing.
  Pension expense decreased by approximately $1.6 million.
  Mark-to-market adjustments on investments supporting the company’s non-qualified retirement plans positively impacted SG&A by $3.1 million in the first quarter as compared to a positive impact of $2.1 million in last year’s first quarter, resulting in a year-over-year decrease in SG&A of $1.0 million.

These decreases were partially offset by the following:

  Incentive compensation accruals increased by $2.1 million in the quarter.
  Insurance recoveries related to Hurricane Ike resulted in a $1.0 million benefit in the prior year quarter.
  Qdoba G&A increased by $1.4 million due primarily to higher pre-opening costs, overhead to support the recently acquired Boston market, and new unit growth.

Gains on the sale of 88 company-operated Jack in the Box restaurants to franchisees totaled $27.9 million in the first quarter, or approximately $0.34 per diluted share, compared with $9.4 million, or approximately $0.11 cents per diluted share, in the year-ago quarter from the sale of 23 restaurants. The number of restaurants sold in the first quarter of 2011 exceeded the company’s internal expectations as some transactions that had been forecasted to close in subsequent quarters closed more quickly than anticipated. For the first quarter of 2011, average gains were $317,000 per restaurant, and total proceeds related to refranchising were $44.1 million, or an average of $501,000 per restaurant. The company did not provide any additional financing during the quarter related to refranchising, and collected $18.8 million during the quarter related to previous refranchising transactions. As of the end of the first quarter, notes receivable from franchisees related to refranchising activities totaled $11.0 million.

“Refranchising is a critical element in transforming the company to a business model that is less capital intensive and not as susceptible to cost fluctuations,” Lang said. “At the end of the first quarter, the Jack in the Box system was more than 60 percent franchised. We are ahead of our plan to achieve our goal to increase the percentage of franchise ownership in the Jack in the Box system to 70 to 80 percent by the end of fiscal year 2013.”

The tax rate for the first quarter was 35.2 percent compared with 36.7 percent in the prior year. The tax rate for the first quarter was lower than prior year and the company’s most recent guidance due primarily to the market performance of insurance investment products used to fund certain non-qualified retirement plans and higher work opportunity tax credits. Changes in the cash value of the insurance products are not deductible or taxable.

The company repurchased approximately 2,351,000 shares of its common stock in the first quarter of 2011 at an average price of $21.27 per share. In November 2010, the company’s board of directors authorized a $100 million stock-buyback program that expires in November 2011, of which $50 million remained available as of the end of the first quarter.

Restaurant openings

Eight new Jack in the Box restaurants opened in the first quarter, including 3 franchised locations, compared with 17 new restaurants opened system-wide during the same quarter last year, of which 8 were franchised. In the first quarter, 20 Qdoba restaurants opened, including 14 franchised locations, versus 6 new restaurants in the year-ago quarter, of which 4 were franchised. At Jan. 23, 2011, the company’s system total comprised 2,213 Jack in the Box restaurants, including 1,340 franchised locations, and 542 Qdoba restaurants, including 348 franchised locations.

Guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the second quarter ending April 17, 2011, and the fiscal year ending Oct. 2, 2011. Fiscal 2011 is a 52-week year, with 16 weeks in the first quarter, and 12 weeks in each of the second, third and fourth quarters. Fiscal 2010 was a 53-week year, with the additional week occurring in the fourth quarter.

Second quarter fiscal year 2011 guidance

  Same-store sales are expected to range from flat to down 2 percent at Jack in the Box company restaurants versus an 8.6 percent decrease in the year-ago quarter.
  Same-store sales are expected to increase approximately 3 to 5 percent at Qdoba system restaurants versus a 3.1 percent increase in the year-ago quarter.
  Same-store sales guidance reflects trends experienced during the first four weeks of the second quarter, including the impact of inclement weather for both brands.
  Commodity costs for the quarter are currently expected to increase by approximately 5 percent, driven by recent increases for several items, including produce costs, which have spiked as a result of harsh weather in many growing regions.
  Due to the greater than expected number of transactions completed in the first quarter of 2011, refranchising gains are expected to be lower than the second quarter of 2010. The company’s full-year guidance related to refranchising remains unchanged.

Fiscal year 2011 guidance

  Same-store sales are expected to range from down 2 percent to up 2 percent at Jack in the Box company restaurants.
  Same-store sales are expected to increase approximately 3 to 5 percent at Qdoba system restaurants.

  Overall commodity costs are now expected to increase by 3 to 4 percent for the full year.
  Restaurant operating margin for the full year is expected to range from 13.0 to 14.0 percent, depending on same-store sales and commodity inflation.
  30 to 35 new Jack in the Box restaurants, including approximately 19 company locations.
  50 to 60 new Qdoba restaurants, including approximately 25 company locations.
  $55 to $65 million in gains on the sale of 175 to 225 Jack in the Box restaurants to franchisees, with $85 to $95 million in total proceeds resulting from the sales.
  Capital expenditures of $130 to $140 million.
  SG&A expense in the mid-10 percent range, excluding impairment and other charges of 70 to 80 basis points.
  Tax rate of approximately 35 to 36 percent.
  Diluted earnings per share of $1.40 to $1.65, with the range reflecting uncertainty in the timing of anticipated refranchising transactions as well as same-store sales volatility and commodity inflation. Gains from refranchising are expected to contribute from $0.70 to $0.82 to diluted earnings per share, as compared to $0.65 in fiscal 2010. Operating earnings per share, which the company defines as diluted earnings per share on a GAAP basis less gains from refranchising, are expected to range from $0.70 to $0.83 per diluted share. Diluted earnings per share includes approximately $0.10 to $0.12 of incremental re-image incentive payments to franchisees in fiscal 2011 as compared to fiscal 2010.

Conference call

The company will host a conference call for financial analysts and investors on Thursday, February 24, 2011, beginning at 8:30 a.m. PT (11:30 a.m. ET). The conference call will be broadcast live over the Internet via the Jack in the Box website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days, beginning at approximately 11:00 a.m. PT on February 24.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 19 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 500 restaurants in 43 states and the District of Columbia. For more information, visit www.jackinthebox.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the success of new products and marketing initiatives, the impact of competition, unemployment and trends in consumer spending patterns. These factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at www.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (In thousands, except per share data) (Unaudited)

	Sixteen Weeks Ended
	January 23,	January 17,
	2011	2010

Revenues:
Company restaurant sales	$436,910	$512,094
Distribution sales	146,687	104,618
Franchise revenues	81,121	64,606
	664,718	681,318
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging	141,855	162,327
Payroll and employee benefits	134,516	156,352
Occupancy and other	105,409	120,153
Total company restaurant costs	381,780	438,832
Distribution costs	147,341	105,369
Franchise costs	38,352	29,410
Selling, general and administrative expenses	66,885	70,677
Impairment and other charges, net	3,596	2,679
Gains on the sale of company-operated restaurants	(27,872)	(9,380)
	610,082	637,587

Earnings from operations	54,636	43,731

Interest expense, net	4,611	5,435

Earnings before income taxes	50,025	38,296

Income taxes	17,624	14,048

Net earnings	$32,401	$24,248

Net earnings per share:
Basic	$0.62	$0.43
Diluted	$0.61	$0.43

Weighted-average shares outstanding:
Basic	52,077	56,273
Diluted	52,883	57,017

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except per share data) (Unaudited)

	January 23,	October 3,
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$16,530	$10,607
Accounts and other receivables, net	57,796	81,150
Inventories	39,226	37,391
Prepaid expenses	13,399	33,563
Deferred income taxes	46,185	46,185
Assets held for sale	53,018	59,897
Other current assets	3,405	6,129
Total current assets	229,559	274,922

Property and equipment, at cost	1,541,152	1,562,729
Less accumulated depreciation and amortization	(676,674)	(684,690)
Property and equipment, net	864,478	878,039
Other assets, net	273,189	254,131
	$1,367,226	$1,407,092

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$16,224	$13,781
Accounts payable	68,365	101,216
Accrued liabilities	160,958	168,186
Total current liabilities	245,547	283,183

Long-term debt, net of current maturities	356,953	352,630

Other long-term liabilities	253,575	250,440

Deferred income taxes	182	376

Stockholders’ equity:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	-	-
Common stock $0.01 par value, 175,000,000 shares authorized, 74,683,623 and 74,461,632 issued, respectively	747	745
Capital in excess of par value	192,753	187,544
Retained earnings	1,014,821	982,420
Accumulated other comprehensive loss, net	(75,893)	(78,787)
Treasury stock, at cost, 23,991,498 and 21,640,400 shares, respectively	(621,459)	(571,459)
Total stockholders' equity	510,969	520,463
	$1,367,226	$1,407,092

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands) (Unaudited)

	Sixteen Weeks Ended
	January 23,	January 17,
	2011	2010

Cash flows from operating activities:
Net earnings	$32,401	$24,248
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	29,582	31,129
Deferred finance cost amortization	743	465
Deferred income taxes	(9,892)	(1,762)
Share-based compensation expense	2,666	2,805
Pension and postretirement expense	7,337	8,949
Gains on cash surrender value of company-owned life insurance	(5,461)	(3,935)
Gains on the sale of company-operated restaurants	(27,872)	(9,380)
Losses on the disposition of property and equipment, net	2,796	1,182
Impairment charges	289	608
Changes in assets and liabilities, excluding dispositions:
Accounts and other receivables	(42)	(49)
Inventories	(1,835)	(2,548)
Prepaid expenses and other current assets	23,592	(5,289)
Accounts payable	(2,977)	92
Pension and postretirement contributions	(1,623)	(5,289)
Other	(3,899)	(32,303)
Cash flows provided by operating activities	45,805	8,923

Cash flows from investing activities:
Purchases of property and equipment	(46,887)	(28,716)
Proceeds from the sale of company-operated restaurants	44,083	11,575
Proceeds from assets held for sale and leaseback, net	4,668	3,356
Collections on notes receivable	18,929	4,333
Other	2	(256)
Cash flows provided by (used in) investing activities	20,795	(9,708)

Cash flows from financing activities:
Borrowings on revolving credit facility	231,000	104,000
Repayments of borrowings on revolving credit facility	(221,000)	(87,000)
Principal repayments on debt	(2,922)	(24,705)
Debt issuance costs	(375)	-
Proceeds from issuance of common stock	2,143	701
Repurchase of common stock	(50,000)	(40,000)
Excess tax benefits from share-based compensation arrangements	263	181
Change in book overdraft	(19,786)	7,114
Cash flows used in financing activities	(60,677)	(39,709)

Net increase (decrease) in cash and cash equivalents	5,923	(40,494)
Cash and cash equivalents at beginning of period	10,607	53,002
Cash and cash equivalents at end of period	$16,530	$12,508

JACK IN THE BOX INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Unaudited)

The following table sets forth, unless otherwise indicated, the percentage relationship to total revenues of certain items included in the company's condensed consolidated statements of earnings. Percentages may not add due to rounding.

	Sixteen Weeks Ended
	January 23,	January 17,
	2011	2010
Statement of Earnings Data:
Revenues:
Company restaurant sales	65.7%	75.2%
Distribution sales	22.1%	15.3%
Franchise revenues	12.2%	9.5%
	100.0%	100.0%

Operating costs and expenses, net:
Company restaurant costs:
Food and packaging (1)	32.5%	31.7%
Payroll and employee benefits (1)	30.8%	30.5%
Occupancy and other (1)	24.1%	23.5%
Total company restaurant costs (1)	87.4%	85.7%
Distribution costs (1)	100.4%	100.7%
Franchise costs (1)	47.3%	45.5%
Selling, general and administrative expenses	10.1%	10.4%
Impairment and other charges, net	0.5%	0.4%
Gains on the sale of company-operated restaurants	(4.2%)	(1.4%)
Earnings from operations	8.2%	6.4%

Income tax rate (2)	35.2%	36.7%

(1)	As a percentage of the related sales and/or revenues

(2)	As a percentage of earnings before income taxes

The following table summarizes the year-to-date changes in the number of Jack in the Box and Qdoba company-operated and franchised restaurants:

	January 23, 2011			January 17, 2010
	Company	Franchise	Total	Company	Franchise	Total
Jack in the Box:
Beginning of period	956	1,250	2,206	1,190	1,022	2,212
New	5	3	8	9	8	17
Refranchised	(88)	88	-	(23)	23	-
Closed	-	(1)	(1)	-	(1)	(1)
End of period	873	1,340	2,213	1,176	1,052	2,228
% of system	39%	61%	100%	53%	47%	100%
Qdoba:
Beginning of period	188	337	525	157	353	510
New	6	14	20	2	4	6
Closed	-	(3)	(3)	-	(9)	(9)
End of period	194	348	542	159	348	507
% of system	36%	64%	100%	31%	69%	100%

Consolidated:
Total system	1,067	1,688	2,755	1,335	1,400	2,735
% of system	39%	61%	100%	49%	51%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
or
Media Contact:
Brian Luscomb, (858) 571-2291